Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) of Insignia Financial Group, Inc. (f/k/a Insignia/ESG Holdings, Inc.) ("Insignia") pertaining to the Richard Ellis Group Limited 1997 Share Option Scheme of our report dated April 22, 1998 with respect to the combined financial statements of the Insignia Financial Group, Inc. entities to be spun-off into Insignia/ESG Holdings, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in the Insignia Registration Statement on Form 10, filed with the Securities and Exchange Commission.

                                                          /s/  ERNST & YOUNG LLP


Greenville, South Carolina
November 13, 1998